Exhibit 99.1

Contact:	FOR RELEASE:
Tyler H. Rose	February 28, 2013
Executive Vice President
and Chief Financial Officer
(310) 481-8484 or
Michelle Ngo
Vice President
and Treasurer
(310) 481-8581

KILROY REALTY CORPORATION ANNOUNCES
TRANSITION TO NEW CHAIRMAN

LOS ANGELES, February 28, 2013 - Kilroy Realty Corporation (NYSE: KRC) today announced the retirement of John B. Kilroy, Sr., as the company's chairman, effective February 28, 2013. The board of directors has elected John Kilroy, Jr. to replace him.
Kilroy, Sr. founded KRC's predecessor businesses in 1947 and has served as the publicly traded real estate investment trust's chairman since its initial public offering in 1997. He was one of a small group of real estate pioneers to recognize the tremendous growth opportunities represented by the West Coast's emerging aerospace and defense industries following the end of World War II. Over the following three-and-a-half decades he built a multi-million square foot real estate enterprise, turning day-to-day leadership over to his son, John Kilroy, Jr., in 1981.
“My father helped create what, today, we take for granted-a professional real estate industry committed to meeting the needs of individual tenants and minimizing the capital investment and management responsibilities associated with owning commercial property,” said John Kilroy, Jr., KRC's chairman, president and chief executive officer.
In furtherance of Kilroy Realty's recognized industry leadership on sustainability in LEED development and building operations, energy and water efficiency, waste reduction, and environmental community outreach, and in recognition of John B. Kilroy, Sr.'s unique and longstanding role as chairman of Kilroy Realty, the company has established the Kilroy Scholarship at Loyola Marymount University (LMU) with a gift of $100,000 each year for the next 10 years. The Kilroy Scholarship will support undergraduate students in the Frank R. Seaver College of Science and Engineering who are pursuing a degree in Environmental Science.  This scholarship will allow academically deserving LMU students in financial need to pursue a high caliber education and enter careers in areas such as environmental protection, environmental education and natural resource management.
About Kilroy Realty Corporation. Kilroy Realty Corporation, a member of the S&P MidCap 400 Index, is a real estate investment trust active in major West Coast office markets. For over 65 years, the company has owned, developed, acquired and managed real estate assets primarily in the coastal regions of Los Angeles, Orange County, San Diego, the San Francisco Bay Area and greater Seattle. At December 31, 2012, the company owned 13.2 million rentable square feet of commercial office space. More information is available at http://www.kilroyrealty.com.

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